Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 31st day of January, 2008, by and between First National Bank of the South (“Employer”), having its principal office at 215 North Pine Street, Spartanburg, South Carolina 29304, and Roger B. Whaley (“Employee”).

Employer wishes to employ Employee as its Executive Vice-President for Special Projects. Employer recognizes that Employee’s potential contributions to the growth and success of Employer may be substantial. Employer desires to provide for the continued employment of Employee and to make certain changes in Employee’s employment arrangements which Employer has determined will reinforce and encourage the continued dedication of Employee to Employer and will promote the best interest of Employer and its shareholders. Employee is willing to continue to serve Employer on the terms and conditions herein provided.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.  Employer hereby employs Employee and Employee accepts employment on the terms and conditions hereafter set forth.

2. Term.  The term of employment under this Employment Agreement shall be one year, and shall commence as of February 1, 2008, and shall continue until February 1, 2009, unless earlier terminated as hereinafter provided in Section 16. Unless otherwise agreed in writing by Employer and Employee, on February 1, 2009, Employer shall employ Employee as a consultant pursuant to and on the terms and conditions set forth in the Consulting Agreement attached hereto as Exhibit A.

3. Duties.  Employee shall serve as an Executive Vice-President for Special Projects of Employer and in such capacity shall perform such duties as are consistent with that position as may be agreed to by Employer and Employee from time to time. Employee shall report directly to the chief executive officer of Employer. Such duties shall be performed at Employer’s offices as agreed upon by Employer and Employee. Employer reserves the right from time to time to change the title and duties of Employee with Employee’s consent.

4. Extent of Services.  Employee shall devote sufficient time, attention and energies to the business of Employer to carry out his assigned duties and shall make reasonable efforts to perform such duties as may be reasonable assigned to Employee.

        Unless approved by Employer, Employee shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or pecuniary advantage and whether or not such activity is carried on outside normal working hours, but this prohibition shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which investments are made. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that, during the term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any of the corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

5. Base Salary.  For all services rendered by Employee under this Agreement, Employer shall pay Employee a base salary of $200,000.00 per year, payable in accordance with the salary payment practices of Employer.

6. Benefits.

                   (a)        Employee shall be entitled, to the extent that Employee’s position, title, tenure, salary, age, performance, and other qualifications make him eligible, to participate in all employee benefit plans or programs of Employer currently in existence on the date hereof including but not limited to any executive management incentive plans and Employer’s 401(k) plan. Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto, provided, however, that Employee shall be treated as though his service with Carolina National Bank and Trust Company were service with Employer. Employee shall not participate in any Employer sponsored health insurance plan but Employer shall pay Employee the amount of any premiums that Employee must pay to Bank of America for health insurance.

                   (b)        Employer shall provide Employee with a $1,500.00 monthly automobile allowance.

                   (c)        Employer shall pay the annual dues and assessments for Employee’s membership at a golf club and a dining club of the Employee’s choice for as long as this Agreement remains in force.

7. Working Facilities. Employee shall be furnished with an office and such other facilities, equipment and services as may be necessary or suitable to his position and adequate for the performance of his duties.

8. Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items, but only if at least 50% of such expenses are allowable deductions to Employer on its Federal income tax return. Employer shall promptly reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures.

9. Vacations. Employee shall be entitled each fiscal year to 20 paid days off, which number of days is granted by Employer to employees of similar tenure and compensation rank, pursuant to Employer’s paid days off policy. Employer reserves the right to modify this and any other personnel policy from time to time.

10. Stock Options or Grants. Employee shall have the opportunity to participate in Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by Employer. Awards under this plan are in the discretion of the board of directors and shall be made pursuant to a separate agreement.

11. Ownership of Work Product.

                   (a)        Employee shall diligently disclose to Employer as soon as it is created or conceived by Employee, and Employer shall own, all Work Product (as defined below). To the extent permitted by law, all Work Product shall be considered work made for hire by Employee and owned by Employer.

                   (b)        If any of the work Product may not, by operation of law, be considered work made for hire by Employee for Employer (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Employer), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Work Product to Employer, its successors and assigns.

                   (c)        Employer, and its successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

                   (d)        Employee agrees to perform upon the reasonable request of Employer, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend Employer’s ownership of the Work Product. When requested, Employee will

                                  (i)        Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

                                  (ii)        Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries.

                                  (iii)        Provide testimony in connection with any proceeding affecting the right, title or interest of Employer in any Work Product; and

                                  (iv)        Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

Employer shall reimburse all reasonable out-of-pocket expenses incurred by Employee at Employer’s request in connection with the foregoing.

                   (e)        For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interest of Employer and that Employee conceives, develops, or delivers to Employer at any time during the term of Employee’s employment. “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of Employer prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of Employer. Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law.

12. Protection of Trade Secrets and Confidential Information.

                   (a)        Through exercise of his rights and performance of his obligations under this Agreement, Employee will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee’s obligations under this Agreement. Except as required to perform his obligations under this Agreement, or except with Employer’s prior written permission, Employee shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Employee’s obligations under this provision shall remain in force (during and after the term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Employee agrees to cooperate with any and all confidentiality requirements of Employer, and Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets which Employee becomes aware.

                   (b)        Employee will abide by Employer’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Employee acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its affiliated entities shall be and remain the sole property of Employer and/or such affiliated entity. Employee agrees, upon the request of Employer, and in any event upon termination o his employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to his compliance with the foregoing.)

13. Non-Solicitation of Customers. During the term of his employment with Employer, and for a period of one year thereafter, Employee shall not directly or indirectly solicit any individual or entity which was a customer or client of Employer for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by Employer, provided, however, that this restriction shall apply only to those customers or clients with whom Employee had contact in connection with services or products provided by Employer within two years prior to the date of termination of such employment.

14. Non-Solicitation of Employees. During the term of Employee’s employment with Employer, and for a period of one year thereafter, Employee shall not, directly or indirectly, induce or solicit for employment any employee of Employer for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Employer at the time of termination of Employee’s employment with Employer.

15. Non-Competition Agreement. During Employee’s employment with Employer and for a period of one year thereafter, Employee shall not (without the prior written consent of Employer which shall not be withheld unreasonably) compete with Employer or any of its subsidiaries, directly or indirectly, by serving as a director, officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 5% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within 20 miles of any office or branch of Employer in existence at the time Employee’s employment with Employer is terminated (the “Territory”). Notwithstanding the foregoing, Employee may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if Employee’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

16. Termination.

                   (a)        Death or Total Disability. Employee’s employment hereunder shall terminate upon Employee’s death. Employer may, in accordance with applicable state and federal laws and regulations, terminate Employee’s employment hereunder in the event of Employee’s total disability for which no reasonable accommodation is available. For purposes of this subsection 16(a), “total disability” means the inability of Employee to perform substantially all of his current duties as required hereunder for a continuous period of 180 days because of mental or physical condition, illness or injury, and “reasonable accommodation” means an accommodation that does not cause an undue hardship on the Employer.

                   (b)        Termination Without Cause. Either party may terminate this Agreement without Cause upon 30 days’ written notice to the other party. If Employer terminates this Agreement without cause, Employee will receive a severance payment in the amount of $200,000 plus the annualized cost of benefits provided under Section 6 hereof less all amounts previously paid pursuant to Sections 5 and 6 hereof. Such severance payment shall be paid on the date of termination.

                   (c)        Termination With Cause. Employer may terminate this Agreement for Cause upon delivery of a Notice of Termination to the Employee. The Termination of Employee’s employment shall be for “Cause” if it is:

                                  (i)        the result of the commission or omission of an act by Employee of a willful or negligent nature which causes harm to Employer;

                                  (ii)        the conviction of Employee for the commission or perpetration by Employee of any felony or any act of fraud;

                                  (iii)        the failure of Employee to devote adequate time and attention to the business, as provided in Section 4;

                                  (iv)        or the failure of Employee to perform his duties hereunder.

        With respect to (iii) and (iv) above, Employer shall provide written notice to Employee of Employee’s failure to devote his full time and attention to the business or to perform his duties hereunder, and provide Employee 30 days to cure such failure (if it can be cured) prior to terminating with cause.

17. Governing Law. This Agreement has been entered into in the State of South Carolina and shall be governed by the laws of such State.

18. Remedies for Breach. Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer. In the event of a beach or threatened breach of any covenant contained herein, Employer shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys’ fees, as a result of Employee’s breach or threatened breach of the covenant. Employer and Employee agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Employee.

19. Consideration. Employee acknowledges and agrees that valid consideration has been given to Employee by Employer in return for the promises of Employee set forth herein.

20. Covenants are Independent. The covenants on the part of Employee contained herein shall each be construed as agreements independent of each other and of any other provisions in this Agreement and the unenforceability of one shall not effect the remaining covenants.

21. Severability and Substitution of Valid Provisions. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

22. Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraining on Employee in light of the activities and business of Employer on the date of the execution of this Agreement.

23. Withholding of Taxes. Employer may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

24. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and sent by registered or certified mail to his residence in the case of Employee or to is principal office in the case of Employer.

25. Assignment. The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement shall not be terminated by any merger or consolidation whether or not Employer is the consolidated or surviving corporation or by transfer of all or substantially all of the assets of Employer to another corporation if there is a surviving or resulting corporation in such transfer.

26. Severability. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise unlawful, the remainder of this Agreement and the application of such provision shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

27. Entire Agreement; Amendment. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by Employer; provided, however, nothing in this Agreement shall negate or reduce Employee’s rights under the Amended and Restated Employment Agreement by and among Carolina National Corporation, Carolina National Bank and Trust Company, and Employee dated as of January 1, 2008, or constitute Employee’s consent to the existence of any of the conditions set forth in Section 6.a.(iv) of that agreement. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto; provided, however, that Employee’s compensation may be increased at any time by Employer without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written on this 31st day of January, 2008

EMPLOYER:

FIRST NATIONAL BANK OF THE SOUTH

	By:	/s/ Jerry L. Calvert
	Name:	Jerry L. Calvert
	Title:	President and Chief Executive Officer

[CORPORATE SEAL]

Attest:

_____________________________________
Secretary

EMPLOYEE:

ROGER B. WHALEY

/s/ Roger B. Whaley
Roger B. Whaley

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made as of February 1, 2009, between FIRST NATIONAL BANK OF THE SOUTH, a national banking association (hereinafter referred to as “Bank”), and ROGER B. WHALEY (hereinafter referred to as “Consultant”).

WHEREAS, Bank has acquired Carolina National Bank and Trust Company (“CNB”); and

WHEREAS, Consultant has knowledge of the business of CNB and has been chief executive officer of CNB; and

WHEREAS, Bank has employed Consultant as an Executive Vice President to assist with the integration of CNB and Bank and with other projects of Bank; and

WHEREAS, Bank desires to retain Consultant to provide consulting services to Bank, and Consultant has agreed to provide such consulting services to Bank, all as further provided herein.

NOW THEREFORE, in consideration of the premises and mutual promises herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Contract By Bank. Bank hereby contracts with Consultant as an independent contractor to provide Services (as defined in Section 2 hereof), upon the terms and conditions set forth in this Agreement.

2. Scope of Services. During the term of this Agreement, Consultant shall provide the services reasonably necessary to accomplish special projects agreed to by Consultant and the chief executive officer of the Bank (the “Services”).

3. Consultant Is An Independent Contractor. In the performance of the work, duties and obligations set forth in this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor and not as an agent of Bank. Nothing in this Agreement shall be construed to create the relationship of employer and employee, master and servant, or principal and agent, between Bank and Consultant. This Agreement shall not be construed to be a partnership or joint venture. No employees or agents of either party shall be deemed to be employees or agents of the other party for any reason whatsoever. Bank shall neither have nor exercise any control or direction of the methods by which the Consultant shall perform Services. The sole interest and responsibility of Bank are that the Services covered by this Agreement shall be performed and rendered in a competent, efficient and satisfactory manner.

4. Term of Service. Consultant's services hereunder shall terminate upon the expiration of the term of this Agreement July 31, 2009, or of any extension hereof as agreed to in writing by the parties.

5. Compensation. Bank shall pay Consultant the sum of $100,000.00 for the Services through July 31, 2009 (the “Compensation”). The Compensation shall be paid to Consultant in a lump sum on February 1, 2009 but, in the event that Consultant shall cease to perform the Services before the expiration of the term of this Agreement, Consultant shall reimburse Bank a pro rata portion of the Compensation for the days remaining on the term of this Agreement.

6. Consultant's Expenses. Bank will reimburse Consultant for normal and reasonable travel expenses, consisting of transportation, meals and lodging expenses while traveling on Bank's behalf, at net cost. Consultant shall be reimbursed upon presentation to the Bank an itemized expense report with receipts attached.

7. Trade Secrets. Consultant agrees that he will not, during or after the term of this Agreement with the Bank, disclose (i) the specific terms of the Bank’s relationships or agreements with their respective significant vendors or customers; (ii) any of the Bank’s software, source code, object code, programs, related materials in any media now existing or hereafter discovered, designs, work product, inventions, improvements and discoveries developed in connection with this Agreement or otherwise, including all patents, copyrights and intellectual property rights; and (iii) any other significant and material trade secret of the Bank, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.
8. Non-Competition Agreement. Consultant acknowledges that, during the term of this Agreement, he will continue to be bound by the non-competition provisions of his employment agreement with Bank dated as of January 31, 2008.

9. Notices. All notices, requests, demands and other communications shall be in writing and shall be delivered by hand or mailed by overnight courier registered or certified mail, return receipt requested, first class postage prepaid, or sent by facsimile confirmed by a copy sent by the sender registered or certified mail, first class postage prepaid, in each case, addressed as follows:

If to Consultant:
Roger B. Whaley
____________________________
Columbia, South Carolina 20201
Fax: ____________________________

If to Bank:
First National Bank of the South
215 North Pine Street
Columbia, South Carolina
Attn: Jerry L. Calvert
Fax: ____________________________

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made, and in the case of facsimile, when the facsimile or the confirmed copy is received, whichever is earlier. In the event any such notice is sent via overnight courier, then such notice shall be deemed delivered or received on the day after the delivery of such notice to the courier service. In the event any such notice, request, instruction or document is mailed to a party in accordance with this Section 9, then such notice, request, instruction or document shall be deemed to have been delivered, or received on the third (3rd) day following the deposit of such notice, request, instruction, or document in the United States mail.

Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement is personal and nature and cannot be assigned by the Consultant.

11. Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the specific subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first written above.

CONSULTANT:

/s/ Roger B. Whaley
Roger B. Whaley

FIRST NATIONAL BANK OF THE SOUTH:

BY:	/s/ Jerry L. Calvert

NAME:	Jerry L. Calvert

TITLE:	President and Chief Executive Officer